Exhibit (l)(25)

Form of PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Sustainable Asset Management Inc. (“SAM”), intending to be legally bound, hereby agree with each other as follows:

1. The Company hereby offers SAM and SAM hereby purchases $            worth of shares of Class SSSS Common Stock (par value $.001 per share) and $            worth of shares of Class TTTT Common Stock (par value $.001 per share) (such shares hereinafter sometimes collectively known as “Shares”), representing interests in the SAM Sustainable Global Active Fund – Investor Class and SAM Sustainable Global Active Fund – Institutional Class, respectively, at a price per Share equivalent to the net asset value per share of the Shares as determined on             .

2. The Company hereby acknowledges receipt from SAM of funds in the amount of $            in full payment for the Shares.

3. SAM represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4. This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the             day of             , 200_.

THE RBB FUND, INC.

By:
Name:	Edward J. Roach
Title:	President & Treasurer

SUSTAINABLE ASSET MANAGEMENT, INC.

By:
Name:
Title: